Exhibit 10.25

VANTIV, LLC EXECUTIVE SEVERANCE PLAN

1.             Purpose.                The purpose of the Vantiv, LLC Executive Severance Plan is to provide reasonable severance protection to certain executive officers and other key employees of the Company and its Affiliates who are expected to make substantial contributions to the success of the Company and its Affiliates and thereby provide for stability and continuity of management.

2.             Term.                     The Plan shall commence upon February [  ], 2012 (the “Effective Date”) and shall continue until terminated in accordance with Section 23.

3.             Definitions.           For purposes of the Plan, the following terms have the meanings set forth below:

“Accrued Benefits” means (i) the portion of the Participant’s Base Salary earned through the date of the Qualifying Termination, to the extent not yet paid; (ii) the amount of any annual incentive compensation under the annual incentive plan applicable to the Participant that has been earned by or awarded to the Participant for a completed fiscal year preceding the date of the Qualifying Termination, but has not yet been paid to the Participant; (iii) any paid time-off accrued during the year of termination through the date of the Qualifying Termination, to the extent not used or theretofore paid (and except as otherwise required by law); and (iv) any remaining payments under the FTPS Transition Deferred Compensation Plan (or any successor plan) applicable to the Participant, payable at the same times as such payments would have been made if the Participant had remained an Employee.

“Affiliate” means (i) Vantiv, Inc.; (ii) Vantiv Holding, LLC; (iii) any entity that, directly or indirectly, is controlled by the Company or any of the foregoing; and (iv) any entity in which the Company or any of the foregoing has a significant equity interest, in each case as determined by the Board or the Committee.

“Base Salary” means the Participant’s annual base salary as in effect immediately prior to the Participant’s termination, without regard to any reduction that would constitute Good Reason.

“Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

“Board” means the board of directors of Vantiv, Inc.

“Business” means (i) merchant processing services (including payment authorization, clearing and settlement for credit, debit, check authorization and truncation); (ii) gift, private label, stored value and prepaid card processing; (iii) electronic funds transfer services to business customers (including debit and ATM card processing and driving services,

PIN and signature debit transaction authorization settlement and exception processing; (iv) payment and ATM network switching services (including the Jeanie network); (v) credit and debit card production, activation, replacement and related management services (including on an outsourced basis); (vi) certain payments-related reselling services; (vii) other value added services (including fraud detection, prevention and management services) relating to the foregoing; (viii) promotional messaging services relating to the foregoing; (ix) debit portfolio management services related to the foregoing; and (x) certain data processing services.

“Cause” means any one or more of the following, in each case as determined in good faith by the Board or the Committee, (i) gross negligence or willful misconduct of a material nature in connection with the performance of the Participant’s duties, which actions, if capable of being cured, are not cured within fifteen (15) days after written notice thereof from the Board, (ii) an indictment or conviction for (or pleading guilty or nolo contendere to) a felony, (iii) a non-de minimus intentional act of fraud, dishonesty or misappropriation (or attempted misappropriation) of the Company’s or any of its Affiliates’ funds or property; (iv) the Company or any of its Affiliates having been ordered or directed by any federal or state regulatory agency with jurisdiction to terminate or suspend the Participant’s employment and such order or directive has not been vacated or reversed upon appeal; or (v) a violation of Section 9 hereof or any similar agreement between the Participant and the Company and the Board shall have determined that such act is harmful to the Company or its Affiliates; (vi) the Participant’s breach of any of material obligations in his or her employment agreement or offer letter, which breach, if capable of being cured, is not cured within fifteen (15) days after written notice thereof; (vii) the Participant’s breach of his fiduciary duties as an officer or director of the Company or any of its Affiliates, which breach, if capable of being cured, is not cured within fifteen (15) days after written notice thereof; or (viii) the Participant’s continued failure or refusal after written notice from the Board (or, in the case of any Participant other than the chief executive officer, written notice from the chief executive officer) to implement or follow the direction of the Board (or the chief executive officer, as applicable).

“Change of Control” means any one of the following:

(i) any Person (other than (a) Vantiv, Inc., Vantiv Holding, LLC, or the Company, (b) any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its Affiliates, or (c) any company owned, directly or indirectly, by the voting security holders of Vantiv, Inc. (in the case of an acquisition of Vantiv, Inc. securities), Vantiv Holding, LLC (in the case of an acquisition of Vantiv Holding, LLC securities), or the Company (in the case of an acquisition of Company securities) immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the voting securities of the subject entity) becomes the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty (60) day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Vantiv, Inc., Vantiv Holding, LLC, or the Company, representing 50% or more of the combined voting power of such entity’s then outstanding securities;

(ii) during any twelve-month period, a majority of the members of the Board is replaced by individuals who were not members of the Board at the beginning of such twelve-month period and whose election by the Board or nomination for election by Vantiv, Inc.’s shareholders was not approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such twelve-month period or whose election or nomination for election was previously so approved;

(iii) the consummation of a merger or consolidation of Vantiv, Inc., Vantiv Holding, LLC, or the Company with any other entity, other than a merger or consolidation that would result in the voting securities of Vantiv, Inc. outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) 50% or more of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or

(iv) the consummation of a sale or disposition of all or substantially all of the assets of Vantiv, Inc., Vantiv Holding, LLC, or the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the shareholders of Vantiv, Inc., Vantiv Holding, LLC, or Company, as the case may be, in substantially the same proportions as their ownership of the voting securities of such entity immediately prior to such sale or disposition).

“Change of Control Protection Period” means the twenty-four (24) month period beginning on the date of the Change of Control. The Change of Control Protection Period shall also include the six (6) month period prior to the date of the Change of Control if during such period a Qualifying Termination occurs and (i) the Qualifying Termination is at the request of (or a result of actions taken by) a third party who has taken actions reasonably calculated or intended to effect a Change of Control or (ii) the Qualifying Termination otherwise arose in connection with or in anticipation of a Change of Control.  For purposes of determining the timing and amount of payments and benefits to the Participant under Section 5, the date of the actual Change of Control shall be treated as the date of the Qualifying Termination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“Company” means Vantiv, LLC and any successor to its business or assets, by operation of law or otherwise.

“Confidential Information” shall mean information or material of the Company or any of its Affiliates which is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including: (i) information or material relating to the Company and its business as conducted or anticipated to be conducted; business plans; operations; past, current or anticipated services, products or software; customers or prospective customers; relations with business partners or prospective business partners; or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities; (ii) information or material relating to the Company’s inventions, improvements, discoveries, “know-how,” technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of the Company’s services, products or software; (iii) information on or material relating to the Company which when received is marked as “proprietary,” “private,” or “confidential”; (iv) trade secrets of the Company; (v) software of the Company in various stages of development, software designs, web-based solutions, specifications, programming aids, programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases of the Company; and (vi) any similar information of the type described above which the Company obtained from another party and which the Company treats as or designates as being proprietary, private or confidential, whether or not owned or developed by the Company.  Notwithstanding the foregoing, Confidential Information does not include any information which is properly published or in the public domain; provided, however, that information which is published by or with the aid of the Participant outside the scope of employment or contrary to the requirements of the Plan will not be considered to have been properly published, and therefore will not be in the public domain for purposes of the Plan.

“Employee” means an employee of the Company or any of its Affiliates.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Good Reason” means any one or more of the following (i) a material diminution in the nature and scope of the Participant’s responsibilities, duties or authority (any diminution of the business of the Company shall not constitute Good Reason); (ii) a material diminution by the Company in the Participant’s current base salary and/or the Participant’s annual bonus potential other than as part of an across-the-board reduction that results in a proportional reduction to the Participant substantially equivalent to that of other senior executives that are designated at the same level of participation as the Participant hereunder; (iii) a removal from, or failure to continue in, the Participant’s current position, unless the Participant is offered another executive position that is no less favorable than the Participant’s current position in terms of compensation (compensation for these purposes meaning base salary and participation in annual bonus and long-term incentive programs); (iv) any requirement by the Company or its Affiliates that the Participant take any action or omit to take any action, which if taken or omitted to be taken would require the Participant to resign in order to comply with applicable law; or (vi) an actual relocation of the Participant’s principal office to another location more than fifty (50) miles from the Participant’s current office location and such office relocation results in an increase in the Participant’s length of commute; provided that no finding of Good Reason shall be effective unless and until the Participant has provided the Company, within sixty (60) calendar days of the date when the Participant became aware, or should have become aware, of the facts and circumstances underlying the finding of Good Reason, with written notice thereof stating with specificity all of the facts and circumstances underlying the finding of Good Reason and that the Participant intends to terminate his or her employment for Good Reason no later than the sixtieth (60th) day following the delivery of such notice to the Company and, if the basis for such finding of Good Reason is capable of being cured by the Company, providing the Company with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice.  If the Company does not cure the same within such thirty (30) calendar day cure period, no finding of Good Reason shall be effective unless the Participant terminates employment within thirty (30) calendar days of the expiration of such cure period.

“Participant” means any Employee who is designated as a Participant hereof at one of the following levels and in accordance with Section 4:

“CEO Participant” means the Chief Executive Officer of Vantiv, Inc.

“Executive Officer Participant” means an executive officer of Vantiv, Inc. or the Company, other than the Chief Executive Officer of Vantiv, Inc., who has been designated by the Board or the Plan Administrator (defined below) to participate in the Plan as an Executive Officer Participant.

“Senior Officer Participant” means an Employee who has been designated by the Board or the Plan Administrator to participate in the Plan as a Senior Officer Participant.

“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including “group” as defined in Section 13(d) thereof.

“Plan” means the Vantiv, LLC Executive Severance Plan, as set forth in this document, and as hereafter amended from time to time.

“Plan Administrator” means the Board or any duly constituted committee of members of the Board, or any person to whom the Board or such duly constituted committee has delegated any authority or responsibility pursuant to Section 7, but only to the extent of such delegation.  Until and unless the Board determines otherwise, the Committee shall be the Plan Administrator, and may further delegate any authority or responsibility pursuant to Section 7.

“Qualifying Termination” means the Participant’s termination of service by the Company without Cause or by the Participant for Good Reason.

“Release” means the waiver and release of claims described in Section 8 and required of the Participant prior to receipt of certain payments under the Plan in Section 5 herein.

“Restricted Period” means the period of the Participant’s employment by the Company or its Affiliates and one (1) year following termination of such employment for any reason.

4.             Eligibility.  The Plan applies to any Employee who has been designated as a Participant by the Board or the Plan Administrator and who has received written notice from the Company of his or her status as a Participant, which status has not been revoked pursuant to Section 23.

5.             Severance Pay.     Subject to the eligibility requirements of the Plan and compliance with all other applicable provisions of the Plan, including, without limitation, the Release and the Restrictive Covenants in Section 9, in the event of a Qualifying Termination with respect to a Participant, such Participant will be entitled to receive severance pay and benefits in accordance with the terms as set forth below.  For the avoidance of doubt, Participants will not be eligible for any pay or benefits under this Plan if the termination is not a Qualifying Termination.  The amount due pursuant to this Section 5, if any, will be reduced by any salary received from the Company during the period of time after the date of the Qualifying Termination and the commencement of severance pay under the Plan.  Any obligation of the Company to provide severance pay and/or other benefits pursuant to the Plan shall immediately terminate if it is determined by the Company that the Participant has breached any obligation under his or her Release, the Restrictive Covenants and/or any other obligation to the Company.

Cash Severance - Qualifying Termination during Change of Control Protection Period:  If a Qualifying Termination occurs during a Change of Control Protection Period, the Participant shall receive cash severance at such Participant’s designated level of participation, as follows:

CEO Participant:  The Participant shall be entitled to a severance payment, payable in a lump sum within sixty (60) days of the date of the Qualifying Termination, equal to the Participant’s Base Salary for eighteen (18) months plus the Participant’s target annual bonus for the year of termination, without proration, under the Company’s annual incentive plan applicable to the Participant.

Executive Officer Participant:  A Participant shall be entitled to a severance payment, payable in a lump sum within sixty (60) days of the date of the Qualifying Termination, equal to the Participant’s Base Salary for twelve (12) months plus the Participant’s target annual bonus for the year of termination, without proration, under the Company’s annual incentive plan applicable to the Participant.

Senior Officer Participant:  A Participant shall be entitled to a severance payment, payable in a lump sum within sixty (60) days of the date of the Qualifying Termination, equal to the Participant’s Base Salary for six (6) months plus 50% of the Participant’s target annual bonus for the year of termination, without proration, under the Company’s annual incentive plan applicable to the Participant.

Cash Severance - Qualifying Termination outside of Change of Control Protection Period:  If Qualifying Termination occurs outside of a Change of Control Protection Period, the Participant shall receive cash severance at such Participant’s designated level of participation, as follows:

CEO Participant:  The Participant shall be entitled to (i) continuation of the Participant’s Base Salary for a period of eighteen (18) months, commencing within sixty (60) days of the date of the Qualifying Termination and continuing in accordance with the Company’s normal payroll schedule, and (ii) the bonus that would have been earned and payable under the annual incentive plan applicable to the Participant for the fiscal year of termination if the Participant had remained employed for the full fiscal year, payable in the fiscal year following termination at the same time and according to the same terms as bonuses are paid to active Employees; provided, however, that such bonus will not be subject to reduction as a result of the exercise of any discretion provided in the applicable plan related to individual performance goals based upon subjective or discretionary determinations, and the Company will not otherwise use any discretion provided in such plan to reduce such bonus except for determinations with respect to factors related to the Company and its businesses that are applied to all Employees receiving similar incentive opportunities.

Executive Officer Participant:  A Participant shall be entitled to (i) a severance payment, payable in a lump sum within sixty (60) days of the date of the Qualifying Termination, equal to the Participant’s Base Salary for twelve (12) months and (ii) the bonus that would have been earned and payable under the annual incentive plan applicable to the Participant for the fiscal year of termination if the Participant had remained employed for the full fiscal year, payable in the fiscal year following termination at the same time and according to the same terms as bonuses are paid to active Employees; provided, however, that such bonus will not be subject to reduction as a result of the exercise of any discretion provided in the applicable plan related to individual performance goals based upon subjective or discretionary determinations, and the Company will not otherwise use any discretion provided in such plan to reduce such bonus except for determinations with respect to factors related to the Company and its businesses that are applied to all Employees receiving similar incentive opportunities.

Senior Officer Participant:  A Participant shall be entitled to (i) a severance payment, payable in a lump sum within sixty (60) days of the date of the Qualifying Termination, equal to the Participant’s Base Salary for six (6) months and (ii) the bonus that would have been earned and payable under the annual incentive plan applicable to the Participant for the fiscal year of termination if the Participant had remained employed for the full fiscal year, but prorated to reflect the number of full months the Participant worked in the fiscal year of termination, payable in the fiscal year following termination at the same time and according to the same terms as bonuses are paid to active Employees; provided, however, that such bonus will not be subject to reduction as a result of the exercise of any discretion provided in the applicable plan related to individual performance goals based upon subjective or discretionary determinations, and the Company will not otherwise use any discretion provided in such plan to reduce such bonus except for determinations with respect to factors related to the Company and its businesses that are applied to all Employees receiving similar incentive opportunities.

Other Benefits - Any Qualifying Termination:  In the event of any Qualifying Termination, the Participant shall also be entitled to the following benefits:

CEO Participant:  The Company will pay the premium cost, at the same rate that it contributes to the premium cost for active executives and dependents, of coverage of the Participant and dependents under the Company’s medical and dental plans until the earlier of (i) twenty-four (24) months after termination (or such shorter period as permitted if twenty-four (24) months is not permitted by law or the plans) and (ii) commencement of employment that offers the Participant eligibility for medical and dental plans.  This period of continued benefits shall run concurrently with (and shall count against) the Company’s obligation to provide continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”).

Executive Officer Participants and Senior Officer Participants: Participants and family are entitled continued group coverage under COBRA under the Company’s medical and dental plans in which the Participant participated prior to the termination.

All Participants:  In addition to the above benefits, all Participants are entitled to the Accrued Benefits.

6.             Impact of Section 4999 Excise Tax.  In the event that the severance pay and benefits provided for in this Plan or otherwise payable or provided to the Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then the Participant’s cash severance pay hereunder shall be reduced to the largest amount that would not trigger such excise tax.

7.             Plan Administration and Interpretation.  The Plan Administrator shall have the sole authority in the exercise of its discretion to interpret, apply, and administer the terms of the Plan and to determine eligibility for benefits of the Plan and the amount of any benefits under the Plan, and its determination of any such matters shall be final and binding and be given the maximum deference allowed by law.  Benefits under the Plan will be paid only if the Plan Administrator determines in its discretion that a Participant or beneficiary is entitled to them.  The Plan Administrator may delegate in writing to any other person all or any portion of its authority or responsibility with respect to the Plan.

8.             Release. The severance compensation and benefits to be provided under Section 5 shall be provided only if the Participant timely executes and does not timely revoke a waiver and release of all claims arising out of the Participant’s employment with the Company or any of its Affiliates, in a form that is reasonably acceptable to the General Counsel, which becomes effective and irrevocable no later than sixty (60) days following the date of the Participant’s Qualifying Termination. If the Release does not become effective and irrevocable by sixty (60) days following the date of the Participant’s Qualifying Termination, the Participant will not be entitled to any payment or benefit under the Plan.

9.             Restrictive Covenants.  The severance compensation and benefits to be provided under Section 5 are subject to the Participant’s compliance with the covenants as set forth below in subsections (a) through (e).

a.     Non-Competition:  During the Restricted Period, the Participant agrees not to compete in any manner, either directly or indirectly, whether for compensation or otherwise, with the Company, including by, entering into an ownership, consulting or employment arrangement with, or rendering services for or to, any individual or entity, accept or provide assistance in the accepting of (including, but not limited to, providing any service, information or assistance or other facilitation or other involvement) business or orders from customers or any potential customers of the Business or the Company or any of its Affiliates with whom the Participant has had contact, involvement, or responsibility on behalf of any third party or otherwise, or to assist any other person or entity to compete with the Business or the Company by either:

(i)            producing, developing or marketing, rendering services or handling products competitive with the Business or the Company in any geographic region or territory in which Participant worked or had responsibility during the eighteen (18) month period preceding departure from the Company, or assisting others to produce, develop or market, or render such services or products; or

(ii)           accepting employment from or having any other relationship (including, without limitation, through owning, managing, operating, controlling or consulting) with any entity that produces, develops, or markets a product, process, or service that is competitive with those products, processes, or services of the Business or the Company or any of its Affiliates, whether existing or planned for the future, on which the Participant has worked, or concerning which Participant has in any manner acquired knowledge of or had access to Confidential Information, during the eighteen (18) months preceding termination of the Participant’s employment with the Company or an Affiliate, provided, however, that it shall not be a violation of this subsection (a) for a Participant to have beneficial ownership of less than 1% of the outstanding amount of any class of securities listed on a national securities exchange or quoted on an inter-dealer quotation system.

b.     Non-Solicitation:  During the Restricted Period, the Participant agrees that the Participant will not, either on the Participant’s own behalf or on behalf of any other person or entity, directly or indirectly, (a) solicit any person or entity that is a customer of the Business or the Company or any of its Affiliates, or has been a customer of the Company or any of its Affiliates during the prior eighteen (18) months, to purchase any products or services the Business or the Company or any of its Affiliates provided or provides to the customer, (b) interfere with any of the Business’s or the Company’s or any of its Affiliates’ business relationships, or (c) directly or indirectly solicit, divert, entice or take away any potential customer identified, selected or targeted by the Business or the Company or any of its Affiliates with whom the Participant had contact, involvement or responsibility during the Participant’s employment with the Company and/or its Affiliates, or attempt to do so for the sale of any product or service that competes with a product or service offered by the Business or the Company or any of its Affiliates.

c.     No-Hire:  During the Restricted Period, the Participant agrees that the Participant will not, either on the Participant’s own behalf or on behalf of any other person or entity, directly or indirectly, hire, solicit or encourage to leave the employ of the Company or any of its Affiliates any Employee who is then an Employee of the Company or any of its Affiliates or was such an Employee within twelve (12) months of the date of such hiring, soliciting, or encouragement to leave.

d.     Confidentiality:  The Participant will not at any time (whether during or after the Participant’s employment with the Company or its Affiliates) disclose, divulge, transfer or provide access to, or use for the benefit of, any third party outside of the Company (other than as necessary to perform the Participant’s employment duties) any Confidential Information without prior authorization of the Company.  Upon termination of the Participant’s employment for any reason, the Participant shall return any and all Confidential Information and other property of the Company or its Affiliates then in the Participant’s possession.

e.     Non-Disparagement:  The Participant agrees that the Participant will not make disparaging statements, in any form, about the Company or its Affiliates, officers, directors, agents, Employees, products or services which the Participant knows, or has reason to believe, are false or misleading.

10.          No Mitigation.      In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the

Participant under any of the provisions of the Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

11.          Plan Effect.  Except to the extent expressly set forth herein, any benefit or compensation to which a Participant is entitled under any agreement between the Participant and the Company or any of its Affiliates or under any plan maintained by the Company or any of its Affiliates in which the Participant participates or participated shall not be modified or lessened in any way as a consequence of the Participant’s participation in this Plan, but shall remain payable or provided according to the terms of the applicable plan or agreement.  Nothing in this Plan shall be construed as giving the Participant the right to remain in the employ of, or continue to provide services to, the Company or any Affiliate. Further, the Company or any Affiliate may at any time dismiss a Participant, free from any liability or any claim under the Plan, unless otherwise expressly provided herein or in any other agreement binding on the parties. Designation of an Employee as a Participant in the Plan is not intended to confer any rights on the Participant except as set forth herein. The Plan shall constitute an “employee welfare benefit plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended.

12.          Claims Procedure.  Severance benefits will be provided to each Participant as provided in the Plan.  If a Participant believes that he or she has not been provided with the severance benefits to which he or she is entitled under the Plan, then the Participant must file a request for review within ninety (90) days after the date he or she should have received such benefits under the Plan.  The request for review must be made in writing and submitted to the Plan Administrator.  The Plan Administrator will respond to the request for review within ninety (90) days after it is received setting forth, in writing, the reasons for the determination.  If the Participant’s request for review is denied, the Participant may, within sixty (60) days after receiving written notice of such denial, file an appeal to the General Counsel of the Company, setting forth the reason why the Participant disagrees with the initial determination.  The General Counsel shall respond to this request for reconsideration within sixty (60) days after it is received setting forth, in writing, the reasons for the determination.  A Participant who fails to file an appeal within the sixty (60) day period set forth in this Section 12 shall be prohibited from doing so at a later date or from bringing an action under ERISA.

If the Participant subsequently wishes to submit an arbitration claim under the Plan pursuant to Section 15 hereof, the demand for arbitration must be made within ninety (90) days after the General Counsel’s final decision.  No demand for arbitration shall be brought to recover benefits under the Plan unless and until the claims procedure rights herein provided have been exhausted and the Plan benefits requested in such claims process have been finally denied in whole or in part.

13.          Acceptance Deemed.  By accepting any payment or benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Plan Administrator or the Company or its Affiliates, in any case in accordance with the terms and conditions of the Plan.

14.          Successors.  The Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place.  In the case of a Change of Control or any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

The Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributes, and/or legatees. The rights under the Plan are personal in nature and neither the Company nor any Participant shall, without the consent of the other, assign, transfer or delegate any rights or obligations hereunder except as expressly provided in this Section. Without limiting the generality of the foregoing, the Participant’s right to receive any benefits hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section, the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

15.          Resolutions of Disputes.  Any and all controversies arising out of or relating to the validity, interpretation, enforceability, or performance of the Plan, including any claim by a Participant for benefits hereunder, will be solely and finally settled by means of binding arbitration in Cincinnati, Ohio.  The arbitration shall be conducted in accordance with the applicable employment dispute resolution rules of the American Arbitration Association. The arbitration will be final, conclusive and binding upon the parties.  All arbitrator’s fees and related expenses shall be divided equally between the parties.

The arbitrator may award reasonable attorneys’ fees and expenses to the prevailing party, including attorneys’ fees the prevailing party incurs in connection with the appeal or the enforcement of an arbitration award.  Any award of attorneys’ fees and expenses to the prevailing party shall be paid within sixty (60) days following the award of such fees and costs by the arbitrator.

16.          Withholding.  The Company shall have the right to deduct and withhold from any amounts payable under the Plan such federal, state, local or other taxes as are required to be withheld pursuant to any applicable law or regulation.

17.          Notice.  For the purpose of the Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when actually delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the General Counsel (or, in the case of an initial request for review pursuant to Section 12 hereof, to the Plan Administrator) at the Company’s corporate headquarters address, and to the Participant (at the last address of the Participant on the Company’s books and records).

18.          Governing Law.  Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio without regard to the conflict of law provisions thereof.

19.          Validity and Severability.  The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction, shall not invalidate or render unenforceable such provision in any other jurisdiction.

20.          Headings; Interpretation.  Headings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.  Unless the context clearly requires otherwise, the masculine pronoun wherever used herein shall be construed to include the feminine pronoun.

21.          Section 409A.  It is intended that the payments and benefits provided under the Plan shall be exempt from the application of the requirements of Section 409A of the Code. The Plan shall be construed, administered and governed in a manner that effects such intent, and the Plan Administrator shall not take any action that would be inconsistent with such intent.  Specifically, any taxable benefits or payments provided under this Plan are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A of the Code to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A of the Code, to the maximum extent possible.  To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A of the Code, if a Participant is a “specified employee,” as determined under the Company’s policy for identifying specified employees on the date of his or her Qualifying Termination, then all amounts due under the Plan that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided as a result of a separation from service within the meaning of Section 409A of the Code, and that would otherwise be paid or provided during the first six months following the date of termination, shall be accumulated through and paid or provided on the first business day that is more than six months after the date of the date of termination (or, if the Participant dies during such six-month period, within 90 days after the Participant’s death).

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iii) such payments shall be made on or before the last day of the Participant’s calendar year following the calendar year in which the expense occurred, or such earlier date as required hereunder.

The payments and benefits provided under this Plan may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon Participants.  The tax treatment of the benefits provided under this Plan is not warranted or guaranteed to the Participants.  Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant (or any other individual claiming a benefit through the Participant) as a result of this Plan.

22.          Unfunded Plan Status.  The Plan shall be unfunded and is intended to provide benefits to a select group of management and highly compensated employees.  All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment.  No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.

23.          Plan Termination and Amendment.  The Board reserves the right to amend or terminate the Plan at any time, in its sole discretion, without prior notice to Participants except to the extent required by this Section 23.  Any such amendment or termination shall be made by the Board or by action of a person or persons duly authorized by the Board.  All Participants shall receive any benefits to which they have become entitled under the Plan on or before the date the Plan terminates.  Notwithstanding the foregoing, (i) an amendment or termination that eliminates any Participant or reduces benefits payable under the Plan will not be effective until one (1) year after written notice is provided to the Participants affected by such amendment or termination, (ii) an amendment or termination that eliminates any Participant or reduces benefits payable under the Plan will not be effective if a Change of Control occurs during the one (1) year notice period, and (iii) an amendment or termination that eliminates any Participant or reduces benefits payable under the Plan will not be effective if it is adopted during a Change of Control Protection Period.